EXHIBIT 16.1

April 9, 2001

Securities and Exchange Commission
450 5th Street N.W.
Washington, DC 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on April 9, 2001, to be filed by our former client, IVAX Diagnostics, Inc. (formerly b2bstores.com., Inc.). We agree with the statements made in response to that Item insofar as they relate to our Firm.


Very truly yours,


/s/ BDO Seidman, LLP

BDO Seidman, LLP